Exhibit 99.1

NightHawk Radiology Holdings, Inc. Announces the Appointment of Dr. Timothy Myers as Chief Medical Officer

COEUR D’ALENE, Idaho, April 14, 2009 — NightHawk Radiology Holdings, Inc. (Nasdaq:NHWK), the leading provider of radiology solutions to radiology groups and hospitals throughout the United States, today announced that Timothy Myers, M.D. has joined the company in the role of Chief Medical Officer.

Dr. Myers brings extensive experience in the field of radiology, including being a practicing radiologist for the past 18 years. Prior to joining NightHawk, Dr. Myers was with St. Paul Radiology, where he most recently served as the Medical Director of the teleradiology practice and has also served on the Board of Directors. Prior to St. Paul Radiology, Dr. Myers held a series of medical and leadership positions at several leading hospitals, including Chief of Diagnostic Radiology at Keesler Medical Center.

“Dr. Myers brings a welcomed mix of extensive medical knowledge, active hands-on practice as a radiologist and leadership experience in running a teleradiology group to the NightHawk Radiology executive team. As we continue on our focused journey of delivering unprecedented levels of medical quality and customer service in the industry, Dr. Myers will provide invaluable insight and medical perspective to the process,” said Dave Engert, President and Chief Executive Officer. “As Chief Medical Officer, Dr. Myers will work closely with NightHawk’s affiliated radiologists, management and our customers to drive the programs necessary to achieve our quality and service goals.”

“I am excited to join NightHawk’s management team and help our company build upon its industry leading position. I look forward to working with NightHawk’s radiology group customers as I believe communication between customers and our radiologists is critical to help ensure service level and quality expectations are met or exceeded,” said Dr. Myers.

Dr. Myers graduated Summa Cum Laude from Seattle University and graduated with a Doctor of Medicine from the University of Missouri – Kansas City School of Medicine where he was the recipient of two Flarscheim Scholarships for Medical Research. In addition, Dr. Myers was the Chief Resident at Truman Medical Center at the University of Missouri - Kansas City where he also received the George Hedgpeth, M.D. Award for Outstanding Resident in Radiology. Also, Dr. Myers served in the U.S. Air Force, where he was awarded the Air Force Commendation Medal. Finally, Dr. Myers is a member of two national honor societies, Alpha Sigma Nu National Honor Society for Jesuit Universities and the Alpha Omega Alpha National Medical Honor Society.

About NightHawk

NightHawk Radiology (Nasdaq:NHWK) is leading the transformation of the practice of radiology by providing high-quality, cost-effective solutions to radiology groups and hospitals throughout the United States. NightHawk's team of U.S. board-certified, state-

licensed, and hospital-privileged physicians located in the United States, Australia, and Switzerland, provides services 24 hours a day, seven days a week, to approximately 1,560 sites, representing approximately 27% of all hospitals in the United States. For more information, visit http://www.nighthawkrad.net.

“NHWKG”

Warner Communications

Media inquiries:

Robert Minicucci

603-488-5856

robert@warnerpr.com

NightHawk Radiology Holdings, Inc.

Investor inquiries:

Andrea Clegg

866-402-4295

208-292-2818

aclegg@nighthawkrad.net